Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Fourth Quarter and Full-Year 2016 Results

Westlake Village, CA, February 2, 2017 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $31.2 million, or $0.44 per diluted share, for the fourth quarter of 2016, on net investment income of $68.9 million. PMT previously announced a cash dividend for the fourth quarter of 2016 of $0.47 per common share of beneficial interest, which was declared on December 20, 2016, and paid on January 27, 2017.

Fourth Quarter 2016 Highlights

Financial results:

•	Diluted earnings per common share of $0.44, down 10 percent from the prior quarter
•	Net income of $31.2 million, down 12 percent from the prior quarter
•	Net investment income of $68.9 million, down 33 percent from the prior quarter
•	Book value per share of $20.26, up from $20.21 at September 30, 2016
•	Return on average equity of 9 percent, down from 10 percent for the prior quarter[1]

Investment activities and correspondent production results:

•	Continued investment in GSE credit risk transfer (CRT) and mortgage servicing rights (MSRs) resulting from PMT’s correspondent production business
o

CRT deliveries totaled $2.6 billion in UPB, which will result in approximately $92 million of new CRT investments once the aggregation period is complete, $24 million of which had been invested at quarter end

o	Added $101 million in new MSR investments

[1]	Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

•	Cash proceeds from the liquidation and paydown of distressed mortgage loans and real estate owned (REO) properties were $92 million, reflecting steady progress of resolution activities
•

Correspondent production related to conventional conforming loans totaled $7.5 billion in unpaid principal balance (UPB), up 3 percent from the prior quarter; conventional conforming interest rate lock commitments (IRLCs) totaled $6.9 billion in UPB, down 20 percent from the third quarter

Notable activity after quarter end:

•	Entered into an agreement to sell $89 million in UPB of performing loans from the distressed portfolio[1]

[1]

This transaction is subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of the transaction or that the transaction will be completed at all.

[2]	Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

Full-Year 2016 Highlights

•	Net income of $75.8 million, down 16 percent from the prior year
•	Net investment income of $272.1 million, up 9 percent from the prior year
•	Diluted earnings per common share of $1.08, down 7 percent from the prior year
•	Return on average equity of 5 percent, down from 6 percent for the prior year[2]
•	Repurchased approximately 7.4 million of PMT common shares during 2016 at a cost of $98.4 million
•	Total mortgage assets reached $5.6 billion, up 9 percent from the prior year, with new investments in MSRs and credit risk transfer from PMT’s own correspondent production

“PMT’s fourth quarter earnings reflect contributions from its credit and interest-rate sensitive strategies as well as its correspondent production activities. Credit risk transfer investments and correspondent production delivered strong performance; however, the distressed loan portfolio underperformed expectations,” said Executive Chairman Stanford L. Kurland.  “Returns on our net interest-rate sensitive strategies were primarily driven by gains on MSRs and ESS resulting from the significant rise in mortgage rates during the quarter.  Correspondent production lock volumes and margins decreased from last quarter’s recent highs, pressured by the increase in mortgage rates and seasonality.  This quarter’s results also included an income tax benefit primarily driven by the performance of interest rate hedges held in our taxable REIT subsidiary, which produced a loss offset by gains on other interest-rate sensitive assets.”

PMT reported pretax income of $13.9 million for the quarter ended December 31, 2016, compared to pretax income of $45.0 million in the third quarter.

The following table presents the contribution of PMT’s Investment Activities and Correspondent Production segments:

	Quarter ended December 31, 2016
	Correspondent	Investment
	Production	Activities	Consolidated
	(in thousands)
Net gain on mortgage loans acquired for sale	$23,309	$—	$23,309
Net investment income:
Net interest income
Interest income	16,710	41,146	57,856
Interest expense	11,258	29,583	40,841
	5,452	11,563	17,015
Net mortgage loan servicing fees	—	7,783	7,783
Net (loss) gain on investments
Mortgage loans at fair value	—	(1,036)	(1,036)
Mortgage loans held by variable interest entity net of asset-backed secured financing	—	(347)	(347)
Mortgage-backed securities	—	(23,115)	(23,115)
CRT Agreements	—	10,401	10,401
Hedging derivatives	—	7,496	7,496
Excess servicing spread investments	—	18,881	18,881
	—	12,280	12,280
Other income (loss)	13,902	(5,361)	8,541
	42,663	26,265	68,928
Expenses:
Mortgage loan fulfillment, servicing and management fees payable to PennyMac Financial Services, Inc.	27,945	15,996	43,941
Other	2,976	8,146	11,122
	30,921	24,142	55,063
Pretax income (loss)	$11,742	$2,123	$13,865

Investment Activities Segment

The Investment Activities segment generated pretax income of $2.1 million on revenues of $26.3 million in the fourth quarter, compared to pretax income of $13.6 million on revenues of $41.3 million in the third quarter. Net gain on investments in the fourth quarter included $18.9 million of gains and recapture income related to excess servicing spread (ESS); $10.4 million of gains on CRT investments; and $7.5 million of gains related to hedging derivatives.  These gains were partially offset by net losses on mortgage backed securities (MBS) of $23.1 million; losses on distressed mortgage loans of $1.0 million; and $0.4 million of losses on mortgage loans held by a variable interest entity, net of the related asset-backed secured funding.

Net loan servicing fees were $7.8 million, down from $15.8 million in the third quarter. Net loan servicing fees included $37.1 million in servicing fees, reduced by $17.9 million of amortization and realization of MSR cash flows. Net loan servicing fees also included $48.6 million of impairment reversals and fair value gains related to MSRs, offset by $60.7 million of related hedging losses. Net loan servicing fees also included $0.7 million of MSR recapture income.  PMT’s hedging activities are intended to manage its net exposure across all interest rate-sensitive strategies, which include MSRs, ESS and MBS.

MSR fair value gains, impairment reversals and ESS valuation gains in the fourth quarter resulted from expectations for lower future prepayment activity due to the sharp rise in mortgage rates during the quarter.  ESS gains also included recapture income totaling $1.8 million payable to PMT for prepayment activity during the quarter.  When prepayment of a loan underlying PMT’s ESS results from a refinancing by PennyMac Financial Services, Inc. (NYSE: PFSI), PMT generally benefits from recapture income.

Net interest income from PMT’s investments was $11.6 million in the fourth quarter, a 6 percent decrease from the prior quarter.  Interest income totaled $41.1 million dollars, a 5 percent decrease from the third quarter.  Interest income included $22.0 million of capitalized interest from loan modifications, which declined modestly from the third quarter due to a reduction in modification activity. Capitalized interest increases interest income and reduces loan valuation gains.  Interest expense totaled $29.6 million in the fourth quarter, a 4 percent decrease from the prior quarter.

Other investment losses were $5.4 million, compared with a $1.1 million loss in the third quarter, driven by REO valuation losses and higher REO expenses due to a seasonal increase in real estate tax payments.  At quarter end, PMT’s inventory of REO properties totaled $274.0 million, down from $288.4 million at September 30, 2016.

Segment expenses were $24.1 million, down from $27.6  million in the third quarter, driven by adjustments to estimates of liquidation expenses, partially offset by $1.3 million in servicing activity fees related to a sale of performing loans from the distressed portfolio.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $1.0 million, compared with realized and unrealized losses of $3.4 million in the third quarter.  In the fourth quarter, fair value losses on the performing loans in the distressed portfolio were $0.6 million while fair value losses on nonperforming loans were $1.5 million.

The schedule below details the realized and unrealized (losses) gains on distressed mortgage loans:

	Quarter ended
	December 31, 2016	September 30, 2016
	(in thousands)
Valuation changes:
Performing loans	$(619)	$(16,350)
Nonperforming loans	(1,451)	11,506
	(2,070)	(4,844)
Gain on payoffs	174	1,298
Gain (loss) on sale	860	146
	$(1,036)	$(3,400)

Income contribution from the distressed portfolio declined modestly from the third quarter and underperformed PMT’s expectations.  The underperformance was driven by increased recidivism of previously performing loans and reduced expectations for future loan performance and recoveries. These factors were partially offset by actual home prices which performed better than prior forecasts.

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $56.3 billion in UPB compared with $50.9 billion at September 30, 2016.  Servicing fees and MSR recapture revenue of $37.8 million was reduced by $17.9 million of amortization. Impairment reversals and fair value gains totaled $48.6 million, which were offset by $60.7 million of losses on hedging derivatives.

The following schedule details net loan servicing fees:

	Quarter ended
	December 31, 2016	September 30, 2016
	(in thousands)
From nonaffiliates
Servicing fees (1)	$37,079	$34,304
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(17,927)	(17,902)
Reversal of (provision for) impairment	41,607	(3,460)
Gain on sale	—	—
Carried at fair value - change in fair value	7,034	(3,202)
Gains on hedging derivatives	(60,734)	5,612
	(30,020)	(18,952)
From PennyMac Financial Services, Inc.
MSR recapture fee receivable from PFSI	724	409
Net mortgage loan servicing fees	$7,783	$15,761

(1)	Includes contractually specified servicing and ancillary fees

Correspondent Production Segment

PMT acquires newly originated mortgage loans from third-party correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and GSE credit risk transfers related to a portion of its production.  For the fourth quarter, PMT’s Correspondent Production segment generated pretax income of $11.7 million, versus $31.4 million in the third quarter.

Through its correspondent production activities, PMT acquired $20.0 billion in UPB of loans and issued IRLCs totaling $19.2 billion, compared with $18.9 billion and $21.6 billion, respectively, in the third quarter.  Of the correspondent acquisitions, conventional conforming and jumbo acquisitions totaled $7.5 billion, and government-insured or guaranteed acquisitions totaled $12.5 billion, compared with $7.3 billion and $11.7 billion, respectively, in the third quarter.

Segment revenues were $42.7 million, a 31 percent decrease from the third quarter, driven by a decline in net gain on mortgage loans.  Net gain on mortgage loans acquired for sale in the quarter declined 47 percent from the third quarter, driven by a 20 percent quarter-over-quarter decline in conventional lock volume and lower margins.  Third quarter results also included a $5.1 million benefit in provision for representations and warranties due to a change in estimate.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarter ended
	December 31, 2016	September 30, 2016
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$101,186	$77,635
Provision for representations and warranties	(510)	(781)
Revision of previously recorded provision for representations and warranties due to change in estimate	—	5,098
Cash investment (1)	(63,938)	(42,480)
Fair value changes of pipeline, inventory and hedges	(13,429)	4,386
	$23,309	$43,858

(1)	Includes cash hedge expense

Segment expenses were $30.9 million, up slightly from $30.7 million in the third quarter, primarily due to the increase in acquisition volumes.  The weighted average fulfillment fee rate in the fourth quarter was 36 basis points, down from 38 basis points in the prior quarter.1

[1]

Fulfillment fees are based on the unpaid principal balance of acquired mortgage loans and monthly funding volumes. Effective September 12, 2016, the contractual fulfillment fee is 0.35% for conventional loans sold to the Agencies, and 0.85% for all other loans. Previously, the fulfillment fee was 0.50% of the unpaid principal balance of conventional and jumbo loans, subject to reductions at specified volumes and discretionary reductions by PFSI.

Management Fees and Taxes

Management fees were $5.1 million, up slightly from $5.0 million in the third quarter. There were no incentive fees due for the fourth quarter.

PMT recorded an income tax benefit of $17.3 million in the fourth quarter, versus a provision for income taxes of $9.6 million in the third quarter. The income tax benefit was primarily driven by the performance of interest rate hedges held in the taxable REIT subsidiary, which produced a loss offset by gains on other interest-rate sensitive assets.

Mr. Kurland concluded, “While earnings from PMT’s investments in the fourth quarter were lower, largely driven by underperformance of the distressed loan portfolio, the cash flows from PMT’s existing investments remained strong.  As we enter what appears to be a period of higher interest rates, we expect that the mortgage market will normalize from the elevated margins and volumes seen in 2016.  However, robust macroeconomic trends bode well for home purchase demand and PMT’s purchase-money oriented correspondent production.  In addition, higher rates and a vibrant economy are expected to positively impact the performance of the company’s CRT, MSRs, ESS and distressed loan investments.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Standard Time) on Thursday February 2, 2017.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PNMAC Capital Management, LLC, an indirect subsidiary of PennyMac Financial Services, Inc.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  changes in our investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject us to additional risks; volatility in our industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically; events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets; changes in general business, economic, market, employment and political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy our investment objectives; the inherent difficulty in winning bids to acquire distressed loans or correspondent loans, and our success in doing so; the concentration of credit risks to which we are exposed; the degree and nature of our competition; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our ability to maintain the desired relationship between our financing and the interest rates and maturities of our assets; the timing and amount of cash flows, if any, from our investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; changes in the number of investor repurchases or indemnifications and our ability to obtain indemnification or demand repurchase from our correspondent sellers; increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities or relating to our mortgage servicing rights, excess servicing spread and other investments; the degree to which our hedging strategies may or may not protect us from interest rate volatility; the effect of the accuracy of or changes in the estimates we make about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon our financial condition and results of operations; changes in regulations or the occurrence of other events that impact the business, operation or prospects of government sponsored enterprises; changes in government support of homeownership; changes in governmental regulations, accounting treatment, tax rates and similar matters; our ability to satisfy complex rules in order to qualify as a REIT for U.S. federal income tax purposes; and our ability to make distributions to our shareholders in the future.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2016	September 30, 2016	December 31, 2015
	(in thousands except share amounts)
ASSETS
Cash	$34,476	$139,068	$58,108
Short-term investments	122,088	33,353	41,865
Mortgage-backed securities at fair value	865,061	708,862	322,473
Mortgage loans acquired for sale at fair value	1,673,112	2,043,453	1,283,795
Mortgage loans at fair value	1,721,741	1,957,117	2,555,788
Excess servicing spread purchased from PennyMac Financial Services, Inc.	288,669	280,367	412,425
Derivative assets	33,709	44,774	10,085
Real estate acquired in settlement of loans	274,069	288,348	341,846
Real estate held for investment	29,324	25,708	8,796
Mortgage servicing rights	656,567	524,529	459,741
Servicing advances	76,950	78,624	88,010
Deposits securing credit risk transfer agreements	450,059	427,677	147,000
Due from PennyMac Financial Services, Inc.	7,091	5,776	8,806
Other assets	124,586	61,245	88,186
Total assets	$6,357,502	$6,618,901	$5,826,924
LIABILITIES
Assets sold under agreements to repurchase	$3,784,001	$4,041,085	$3,128,780
Mortgage loan participation and sale agreements	25,917	88,458	—
Federal Home Loan Bank advances	—	—	183,000
Credit risk transfer financing at fair value		—	—
Notes payable	275,106	196,132	236,015
Asset-backed financing of a variable interest entity at fair value	353,898	384,407	247,690
Exchangeable senior notes	246,089	245,824	245,054
Note payable to PennyMac Financial Services, Inc.	150,000	150,000	150,000
Interest-only security payable at fair value	4,114	1,699	—
Derivative liabilities	9,573	1,620	3,157
Accounts payable and accrued liabilities	107,758	88,704	64,474
Due to PennyMac Financial Services, Inc.	16,416	14,747	18,965
Income taxes payable	18,166	36,380	33,505
Liability for losses under representations and warranties	15,350	14,927	20,171
Total liabilities	5,006,388	5,263,983	4,330,811
SHAREHOLDERS' EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 66,697,286, 67,036,149, and 73,792,435 common shares, respectively	667	671	738
Additional paid-in capital	1,377,171	1,380,502	1,469,722
(Accumulated deficit) retained earnings	(26,724)	(26,255)	25,653
Total shareholders' equity	1,351,114	1,354,918	1,496,113
Total liabilities and shareholders' equity	$6,357,502	$6,618,901	$5,826,924

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	December 31, 2016	September 30, 2016	December 31, 2015
	(in thousands, except per share amounts)
Investment Income
Net gain on mortgage loans acquired for sale:
From nonaffiliates	$20,314	$41,321	$14,235
From PennyMac Financial Services, Inc.	2,995	2,537	1,562
	23,309	43,858	15,797
Mortgage loan origination fees	13,889	12,684	7,001
Interest income:
From nonaffiliates	52,810	53,307	46,120
From PennyMac Financial Services, Inc.	5,046	4,827	7,769
	57,856	58,134	53,889
Interest expense:
To nonaffiliates	38,809	38,356	29,942
To PennyMac Financial Services, Inc.	2,032	1,974	1,521
	40,841	40,330	31,463
Net interest income	17,015	17,804	22,426
Net mortgage loan servicing fees:
From nonaffiliates	7,059	15,352	7,193
From PennyMac Financial Services, Inc.	724	409	315
	7,783	15,761	7,508
Net gain (loss) on investments:
From nonaffiliates	(6,601)	17,103	(5,775)
From PennyMac Financial Services, Inc.	18,881	(2,824)	8,741
	12,280	14,279	2,966
Results of real estate acquired in settlement of loans	(7,232)	(3,285)	(7,318)
Other	1,884	2,225	2,188
Net investment income	68,928	103,326	50,568
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	27,164	27,255	12,855
Mortgage loan servicing fees (1)	11,696	11,039	11,881
Management fees	5,081	5,025	5,670
Mortgage loan collection and liquidation	727	6,205	3,928
Loan origination	2,228	2,202	1,002
Compensation	1,381	1,134	2,117
Professional services	1,979	1,508	1,557
Other	4,807	3,944	4,630
Total expenses	55,063	58,312	43,640
Income before (benefit from) provision for income taxes	13,865	45,014	6,928
(Benefit from) provision for income taxes	(17,309)	9,606	(8,780)
Net income	$31,174	$35,408	$15,708
Earnings per share
Basic	$0.46	$0.52	$0.21
Diluted	$0.44	$0.49	$0.21
Weighted-average shares outstanding
Basic	67,368	67,554	73,767
Diluted	75,181	76,329	73,767

(1)	Mortgage loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Year ended December 31,
	2016	2015	2014
	(in thousands, except per share amounts)
Net investment income
Net gain on mortgage loans acquired for sale:
From nonaffiliates	$97,218	$43,441	$31,395
From PennyMac Financial Services, Inc.	9,224	7,575	4,252
	106,442	51,016	35,647
Mortgage loan origination fees	41,993	28,702	18,184
Interest income:
From nonaffiliates	199,521	175,980	159,056
From PennyMac Financial Services, Inc.	22,601	25,365	13,292
	222,122	201,345	172,348
Interest expense:
To nonaffiliates	141,938	121,365	85,589
To PennyMac Financial Services, Inc.	7,830	3,343	—
	149,768	124,708	85,589
Net interest income	72,354	76,637	86,759
Net mortgage loan servicing fees:
From nonaffiliates	53,216	48,532	37,884
From PennyMac Financial Services, Inc.	1,573	787	9
Net mortgage loan servicing fees	54,789	49,319	37,893
Net gain on investments:
From nonaffiliates	24,569	50,746	222,643
From PennyMac Financial Services, Inc.	(17,394)	3,239	(20,834)
	7,175	53,985	201,809
Results of real estate acquired in settlement of loans	(19,118)	(19,177)	(32,451)
Other	8,453	8,283	8,900
Net investment income	272,088	248,765	356,741
Expenses
Earned by PennyMac Financial Services, Inc.:
Mortgage loan fulfillment fees	86,465	58,607	48,719
Mortgage loan servicing fees	50,615	46,423	52,522
Management fees	20,657	24,194	35,035
Mortgage loan collection and liquidation	13,436	10,408	6,892
Loan origination	7,108	4,686	2,638
Compensation	7,000	7,306	8,380
Professional services	6,819	7,366	8,328
Other	18,225	16,471	14,763
Total expenses	210,325	175,461	177,277
Income before benefit from income taxes	61,763	73,304	179,464
Benefit from income taxes	(14,047)	(16,796)	(15,080)
Net income	$75,810	$90,100	$194,544
Earnings per share
Basic	$1.09	$1.19	$2.62
Diluted	$1.08	$1.16	$2.47
Weighted-average shares outstanding
Basic	68,642	74,446	73,495
Diluted	77,109	83,336	82,211

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